Exhibit 4.34

BIMCO STANDARD BAREBOAT CHARTER
CODE NAME: "BARECON 2001"

PART I

1. Shipbroker
N/A

2. Place and date
30th December, 2014

3. Owners/Place of business (Cl. 1)
Eco Evolution LLC
Majuro, Republic of the Marshall Islands

4. Bareboat Charterers/Place of business (Cl. 1)
Monte Carlo One Company Limited
Majuro, Republic of the Marshall Islands

5. Vessel's name, call sign and flag (Cl. 1 and 3)
Hyundai Vinashin S407 tbn M/T Stenaweco Evolution
Call sign tba
Republic of the Marshall Islands

6. Type of Vessel
50,000 DWT IMO II Product Tanker

7. GT/NT
tba
tba

8. When/Where built
Hyundai Vinashin Shipyard, Vietnam

9. Total DWT (abt.) in metric tons on summer freeboard
49973

10. Classification Society (Cl. 3)
DNV-GL

11. Date of last special survey by the Vessel's classification society

12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3)

13. Port or Place of delivery (Cl. 3)
Next convenient port following Closing Date

14. Time for delivery ~~(Cl. 4)~~
the "Delivery Date", as futher described in Rider Clause (...)

15. Cancelling date (Cl. 5)
N/A

16. Port or Place of redelivery (Cl. 15)
Singapore – Japan, USA – Canada, US Gulf, Carribean Islands, United Kingdom – Continent including Baltic, Mediterranean Sea

17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15)
six months

18. Running days' notice if other than stated in Cl. 4
N/A

19. Frequency of dry-docking (Cl. 10(g))
Always in accordance with requirements of Classification Society

20. Trading limits (Cl. 6)
World wide trading within British Institute warranty limits (IWL) subject to Rider Clause 33

21. Charter period (Cl. 2)
84 months

22. Charter hire (Cl. 11)
See Rider Clause 33

23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii))
N/A

24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV
One month LIBOR plus 2% per annum

25. Currency and method of payment (Cl. 11)
United States Dollars, monthly in advance

26. Place of payment; also state beneficiary and bank account (Cl. 11)
DNB Bank ASA, New York
Account number: 10684001
Account holder: Eco Evolution LLC

27. Bank guarantee/bond (sum and place) (Cl. 24) (optional)
N/A

First issued by The Baltic and International Maritime Council (BIMCO), Copenhagen in 1974 as "Barecon 'A' " and "Barecon 'B' ". Revised and amalgamated 1989. Revised 2001

Adopted by the Documentary Committee of The Japan Shipping Exchange, Inc., Tokyo in 2002

Copyright, published by The Baltic and International Maritime Council (BIMCO), Copenhagen. Issued November 2001

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" STANDARD BAREBOAT CHARTER PART I

28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12)

12(b); Delivery Date; CIT Finance LLC/New York

29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) ~~or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies)~~

100% of Fair Market Value or such higher amount as Owners may require

30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) ~~or, if applicable, Cl. 14(g)~~)

USD 40 million

31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) ~~or, if applicable, Cl. 14(g)~~)

USD 40 million

32. Latent defects (only to be filled in if period other than stated in Cl. 3)

N/A

33. Brokerage commission and to whom payable (Cl. 27)

N/A

34. Grace period (state number of clear banking days) (Cl. 28)

N/A

35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30)

Sub-clause 30(a) shall apply

36. War cancellation (indicate countries agreed) (Cl. 26(f))

N/A

37. Newbuilding Vessel (indicate with "yes" or "no" whether PART III applies) (optional)

N/A

38. Name and place of Builders (only to be filled in if PART III applies)

N/A

39. Vessel's Yard Building No. (only to be filled in if PART III applies)

N/A

40. Date of Building Contract (only to be filled in if PART III applies)

N/A

41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1)

a) **N/A**

b)

c)

42. Hire/Purchase agreement (indicate with "yes" or "no" whether PART IV applies) (optional)

no

43. Bareboat Charter Registry (indicate with "yes" or "no" whether PART V applies) (optional)

no

44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies)

N/A

45. Country of the Underlying Registry (only to be filled in if PART V applies)

N/A

46. Number of additional clauses covering special provisions, if agreed

Rider Clauses 32-62

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners)	Signature (Charterers)
[signature]	

John Hartigan
Attorney in Fact

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" STANDARD BAREBOAT CHARTER PART I

28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12) **12(b); Delivery Date; CIT Finance LLC/New York**	29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) ~~or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies)~~ **100% of Fair Market Value or such higher amount as Owners may require**
30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) ~~or, if applicable, Cl. 14(g)~~) **USD 40 million**	31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) ~~or, if applicable, Cl. 14(g)~~) **USD 40 million**
32. Latent defects (only to be filled in if period other than stated in Cl. 3) **N/A**	33. Brokerage commission and to whom payable (Cl. 27) **N/A**
34. Grace period (state number of clear banking days) (Cl. 28) **N/A**	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) **Sub-clause 30(a) shall apply**
36. War cancellation (indicate countries agreed) (Cl. 26(f)) **N/A**	
37. Newbuilding Vessel (indicate with "yes" or "no" whether PART III applies) (optional) **N/A**	38. Name and place of Builders (only to be filled in if PART III applies) **N/A**
39. Vessel's Yard Building No. (only to be filled in if PART III applies) **N/A**	40. Date of Building Contract (only to be filled in if PART III applies) **N/A**
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) **N/A** b) c)	
42. Hire/Purchase agreement (indicate with "yes" or "no" whether PART IV applies) (optional) **no**	43. Bareboat Charter Registry (indicate with "yes" or "no" whether PART V applies) (optional) **no**
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) **N/A**	45. Country of the Underlying Registry (only to be filled in if PART V applies) **N/A**
46. Number of additional clauses covering special provisions, if agreed **Rider Clauses 32-62**	

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners)	Signature (Charterers)

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

1. Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:
"The Owners" shall mean the party identified in Box 3;
"The Charterers" shall mean the party identified in Box 4;
"The Vessel" shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.
"Financial Instrument" means the mortgage, deed of covenant or other such financial security instrument as annexed to this Charter and stated in Box 28.
"MOA" shall mean the memorandum of agreement dated of even date made between the Charterers as sellers and the Owners as buyers.
"Delivery" shall mean the deemed delivery of the Vessel to the Charterers as described in Rider Clause 53.
"Delivery Date" shall mean the date of delivery of the Vessel as described in Rider Clause 32.
"Banking Day" shall mean days on which banks are open in New York, Athens, Hamburg, and London.

2. Charter Period

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 ("The Charter Period"). *The Charter Period shall run from the Delivery Date.*

3. Delivery

(not applicable when Part III applies, as indicated in Box 37)

(a) The Owners shall *deliver and the Charterers shall accept the Vessel in the same physical condition as delivered by the Charterers to the Owners under the MOA. (See Rider Clause 55)* ~~before and at the time of delivery exercise due diligence to make the Vessel seaworthy And in every respect ready in hull, machinery and equipment for service under this Charter.~~

~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in such ready safe berth as the Charterers may direct.~~

~~**(b)** The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~

(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners' obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel ~~but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

~~**4. Time for Delivery**~~

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers' consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.~~

~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days' preliminary and not less than fourteen (14) running days' definite notice of the date on which the Vessel is expected to be ready for delivery.~~

~~The Owners shall keep the Charterers closely advised of possible changes in the Vessel's position.~~

~~**5. Cancelling**~~

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~**(a)** Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~

~~**(b)** If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners' notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~

~~**(c)** Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6. Trading Restrictions *(also see Rider Clause 34)*

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20*, subject further to the terms in Rider Clause 34*.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. ~~This exclusion does not apply to radio isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners' prior approval has been obtained to loading thereof.~~

7. Surveys on Delivery and Redelivery

(not applicable when Part III applies, as indicated in Box 37)

The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The ~~Owners~~ *Charterers* shall bear all expenses of the On-hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.

8. Inspection

~~The~~ *Without prejudice to Rider Clause 36.8, the* Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

out such survey on their behalf:-
(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;
(b) in dry-dock if the Charterers have not dry-docked ~~Her~~ *her* in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; and
(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.
All time used in respect of inspection, survey or repairs shall be for the Charterers' account and form part of the Charter Period.
The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

9. Inventories, Oil and Stores
A complete inventory of the Vessel's entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. The ~~Charterers and the~~ Owners~~, respectively,~~ shall at the time of ~~delivery and~~ redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.

10. Maintenance and Operation
(a)(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and~~, except as provided for in Clause 14(l), if applicable,~~ at their own expense they shall at all times keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

(ii) New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation, *the Charterers shall at their own cost, and without variation of the rate of hire payable, implement the same after agreeing with the Owners the scope and nature of the work required.*
~~costing (excluding the Charterers' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent. of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~

(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.
The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.
Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.

(c) The Charterers shall keep the Owners and the mortgagee(s) advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required.

(d) Flag and Name of Vessel – During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners' consent~~, which shall not be unreasonably withheld,~~ to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers' expense and time.

(e) Changes to the Vessel – Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.

(f) Use of the Vessel's Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

Vessel. The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the period if requested by the Owners. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary *in accordance with* ~~, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag State.~~

11. Hire

(a) The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.

(b) The Charterers shall pay to the Owners for the hire of the Vessel a lump sum *calculated on basis of the formula* ~~in the amount~~ indicated in *Rider Clause 33* ~~Box 22~~ which shall be payable ~~not later than every thirty (30) running days~~ *on the first day of every calender month* in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers, *pro rata if such date does not fall on the first day of the month*. Hire shall be paid continuously throughout the Charter Period.

(c) Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.

(d) Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.

~~**(e)** Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~

(f) Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. ~~If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~ *Notwithstanding anything in this Charter, unless the Owners are in receipt of hire by 23h59 EST on the third clear Banking Day following the first day of the month, the payment of hire shall be deemed to be delayed.*

(g) Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners' invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.

12. Mortgage

(only to apply if Box 28 has been appropriately filled in)

~~*) **(a)** The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*) **(b)** ~~The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument~~ *The Owners are free to enter into a Financial Instrument in relation to the Vessel from time to time.*

The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument. ~~The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

~~*) *(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).*~~

13. Insurance and Repairs *(See also Rider Clause 37)*

(a) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be un-reasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and The Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests. Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.

The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

All time used for repairs under the provisions of sub-clause 13(a) ~~and for repairs of latent defects according to Clause 3(c) above~~, including any deviation, shall be for the Charterers' account.

(b) If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.

(c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.

(d) Subject to the provisions of the Financial Instrument, if any, should the Vessel become an actual,

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.

(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.

~~**14. Insurance, Repairs and Classification**~~

~~*(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).*~~

~~**(a)** During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurt-enances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~**(b)** During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

~~**(c)** In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~**(d)** The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through the Owners' Underwriters for such expenditures upon presentation of accounts.~~

~~**(e)** The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~

~~**(f)** All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period.~~

~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

~~**(g)** If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~**(h)** Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

~~**(i)** If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~**(j)** The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~

~~**(k)** For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

~~**(l)** Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15. Redelivery *(Also see Rider Clause 58)*

At the expiration of the Charter Period *or, if applicable, upon a sale of the Vessel pursuant to and in accordance with the terms of this Charter,* the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.

The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. ~~Notwithstanding the above, should the Charterers fail to redeliver the Vessel within The Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.~~

~~Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.~~

The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17. *Also see Rider Clause 58.1.*

16. Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

place and to keep so fastened during the Charter Period a notice reading as follows:
"This Vessel is the property of ~~(name of Owners)~~ *Eco Evolution LLC*. It is under charter to ~~(name of Charterers)~~ *Monte Carlo One Shipping Company Limited* and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever."

17. Indemnity *(See Rider Clause 48)*
~~**(a)** The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~
~~Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.~~
(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, *provided such claim or claims arose after the Delivery Date*, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.
In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention. *The Charterers shall provide the Owners at the time of such arrest or detention with such assitance as may be required to enable such arrest or detention to be lifted.*

18. Lien
The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers ~~to~~ *shall not* have a lien on the Vessel for all moneys paid in advance and not earned.

19. Salvage
All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20. Wreck Removal
In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21. General Average
The Owners shall not contribute to General Average.

22. Assignment, Sub-Charter and Sale
(a) The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners~~, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.~~
~~**(b)** The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.~~

23. Contracts of Carriage
*) **(a)** The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.
~~*) **(b)** The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~
~~*) *Delete as applicable.*~~

~~**24. Bank Guarantee**~~
~~*(Optional, only to apply if Box 27 filled in)*~~
~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25. Requisition/Acquisition
(a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of "Requisition for Hire" any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.
(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall be deemed terminated as of the date of such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and to be paid up to the date and time of such "Compulsory Acquisition".

26. War
(a) For the purpose of this Clause, the words "War Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b) The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.

~~**(d)** If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~

(e) The Charterers shall have the liberty:

(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii) to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

~~**(f)** In the event of outbreak of war (whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People's Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery.~~

~~**27. Commission**~~

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~

28. Termination

(a) Charterers' Default *(Also see Rider Clause 44)*

The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:

~~(i) the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~

(ii) the Charterers fail to comply with the requirements of:
(1) Clause 6 (Trading Restrictions)
(2) Clause 13(a) (Insurance and Repairs)
provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;

(iii) the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is not prejudiced.

~~**(b)** Owners' Default~~

~~If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.~~

~~**(c)** Loss of Vessel~~

~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
“BARECON 2001” Standard Bareboat Charter

~~has occurred.~~

~~**(d)** Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.~~

(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

29. Repossession

In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.

30. Dispute Resolution

*) **(a)** This *Charter and any non-contractual obligations arising out of or in connection with it shall be governed and construed in accordance with English law and the courts of England and Wales shall have exclusive jurisdiction to determine the same. The Charterers hereby appoint Top Properties (London) Limited of 8 Duke Street London W1U 3EW, London, England, as their agent for service of process in connection with any legal proceedings related to this Charter and the Owners hereby appoint Messrs. Ehlermann Rindfleisch Gadow Rechtsanwälte Partnerschaft mbB, 2 White Lion Court, Cornhill, London EC3V 3NP, United Kingdom, as their agent for service of process in connection with such proceedings.* ~~Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.~~

~~Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

*) ~~**(b)** This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

*) ~~**(c)** This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~**(d)** Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.~~

~~In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-~~

~~(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.~~

~~(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~

~~(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~

~~(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi) Unless otherwise agreed or specified in the~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" Standard Bareboat Charter

OPTIONAL PART

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

(Optional, only to apply if expressly agreed and stated in Box 37)

1. Specifications and Building Contract

(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called "the Building Contract") as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.

(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers' consent.

(c) The Charterers shall have the right to send their representative to the Builders' Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.

(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners' liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred. Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.

2. Time and Place of Delivery

(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders' Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.

(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.

(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon

(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or

(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;

(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;

(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.

(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.

3. Guarantee Works

If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.

4. Name of Vessel

The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.

5. Survey on Redelivery

The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery. Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" Standard Bareboat Charter

OPTIONAL PART

PART IV
HIRE/PURCHASE AGREEMENT

(Optional, only to apply if expressly agreed and stated in Box 42)

On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.

In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.

The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.

The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers' flag, shall be for Buyers' account. Any taxes, consular and other charges and expenses connected with closing of the Sellers' register, shall be for Sellers' account.

In exchange for payment of the last month's hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship's Register and deliver a certificate of deletion to the Buyers.
The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers' possession.

The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.

The Vessel with everything belonging to her shall be at Sellers' risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.

The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" Standard Bareboat Charter

OPTIONAL PART

PART V
PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY

(Optional, only to apply if expressly agreed and stated in Box 43)

~~1. **Definitions**~~

~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~

~~"The Bareboat Charter Registry" shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~

~~"The Underlying Registry" shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

~~2. **Mortgage**~~

~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~

~~3. **Termination of Charter by Default**~~

~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~

~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II (Continued)

Rider Clauses to BARECON 2001 dated 30th December, 2014 between Monte Carlo One Shipping Company Limited, Majuro, Marshall Islands, as Charterers, and ECO Evolution LLC, Majuro, Marshall Islands as Owners regarding the product tanker "Stenaweco Evolution.
In the event of a conflict between any of the terms and conditions of these Rider Clauses 32 to 61 and any of the terms and conditions of Part II Clauses 1 to 32, the Rider Clauses shall prevail to the extent of such conflict.
32.	DEFINITIONS
In these Rider Clauses, words and phrases defined in Clause 1 shall have the same meaning when used herein and, unless the context otherwise requires, the following expressions shall have the following meanings:
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Approved Appraiser" means an appraiser selected by the Owners' Bank from amongst Fearnleys, Clarksons, RS Platou and Arrow or any other person not affiliated with any of the Owners or the Guarantor as well as their respective affiliates and that is a reputable sale and purchase broker engaged in the business of appraising ships that are similar to the Vessel and who is identified by the Owners' Bank and reasonably acceptable to the Owners.
"Approved Flag" means Marshall Islands or another flag of convenience jurisdiction acceptable to the Owners' Bank.
"Approved Managers" means S.A.M. Central Shipping Monaco of Monaco, Central Mare Shipping Inc. of Majuro, Marshall Islands, or any commercial and/or technical managers of the Vessel appointed by the Charterers in accordance with Clause 46 and "Approved Manager" means any one of them.
"Approved Management Agreements" means the agreement(s) for the technical and/or commercial management of the Vessel described in Clause 46.1 and Clause 46.2.
"Bareboat Charter II" means a bareboat charter party between ECO Energy LLC, Majuro, Marshall Islands, as owners and Monte Carlo 71 Shipping Company Limited, Majuro, Marshall Islands, as charterers of the MIT "Stenaweco Energy".
"Base Bareboat Rate" means the rate described in Clause 33.1.
"Call Option" means the Charterers' option to purchase the Vessel described in clause 3 of the Call Option Agreement.
"Call Option Agreement" means an agreement whereby the Owners grant a call option to purchase the Vessel to the Charterers substantially in the same form as Appendix "F".
"Call Option Base Price" means any one of the prices so described in Schedule 1 to the Call Option Agreement.
"Call Option Date" means the date on which the Charterers are required to pay for, and accept delivery of the Vessel from the Owners if it exercises the Call Option.

"Call Option Price" means the Call Option Base Price as adjusted in terms of Schedule 1 to the Call Option Agreement.
"Charterers' Assignments" means the assignments referred to in Clause 42.
"Charter Guarantee" means the guarantee described in Clause 42.1.2.
"Committed Capital" means USD 28,500,000.
"Committed Capital Reduction Amount" means 81% of the difference between USD 35,000,000 and the Fair Market Value, provided the Fair Market Value is less than USD 35,000,000.
"Committed Capital Reduction Factor" means the percentage (n): [(X) / (Y) x 100] = (n)%.
"Commitment Fee" means 1.25% p.a. calculated on the Committed Capital.
"Consolidated Leverage Ratio" means the ratio of (i) consolidated indebtedness (net of unrestricted cash), calculated in accordance with GAAP, to (ii) the aggregate fair market value of all vessels owned by the Guarantor (directly or through wholly-owned Subsidiaries). For purposes of (ii), fair market value shall be determined by a reputable independent shipbroker on the basis of a charter free sale for prompt delivery for cash at arms length on normal commercial terms as between a willing seller and a willing buyer.
"Delivery Date" means the date on which the Vessel is delivered by the Owners to the Charterers under this Charter.
"Disruption Event" means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Charter (or otherwise in order for the transactions contemplated by the Transaction Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties hereto; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party preventing that, or any other party:
(i)	from performing its payment obligations under the Transaction Documents; or
(ii)	from communicating with the other party in accordance with the terms of the Transaction Documents, and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.
"Earnings" means all monies whatsoever due or to become due to the Charterers at any time arising out of the use or operation of the Vessel including (without prejudice to the generality of the following) any earnings from any charter, all freight, hire and passage monies, compensation payable to the Charterers in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention monies and damages for breach (or payments for variation or termination) of any charter party or any other contract of employment of the Vessel.
"Earnings Account" means an account with account number 10684001 in the name of the Owners and held with DNB Bank ASA, New York, or any other bank as the Owners may require for the purpose of collecting the Vessel's Earnings.
"Encumbrance" means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Environmental Approvals" means any approval, licence, permit, exemption or authorization required under any applicable Environmental Law.
"Environmental Claim" means -
(a)	any claim by any governmental, juridical or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; and
(b)	any claim by any other person which relates to an Environmental Incident;
and "claim" means a claim for damages, compensation or any other payment of any kind; an order or direction to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means-
(a)	any release or potential release of Environmentally Sensitive Material from the Vessel; and
(b)	any incident in which Environmentally Sensitive Material is released or threatened to be released from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested and/or the Vessel and/or the Charterers and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; and
(c)	any other incident in which Environmentally Sensitive Material is released or threatened to be released otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where the Charterers and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action.
"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any gas) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"Event of Default" means any one or more of the events described in clause 44 below.
"Executive Order" means an executive order issued by the President of the United States of America.
"Fair Market Value" means the value of the Vessel as determined by a valuation from an Approved

Appraiser, which valuation shall not be older than 30 days on the Delivery Date.
"Fee Letter" means the letter substantially in the form of Appendix "H".
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any finance or capital lease or any bareboat charter;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);
(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the expiry of the Charter Period or are otherwise classified as borrowings under GAAP;
(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;
0)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and
(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j).
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"Guarantor" means Top Ships Inc.
"Insurances" means all policies and contracts of insurance, including entries of the Vessel in any protection and indemnity or war risks association, which are effected in respect of the Vessel or otherwise in relation to her, excluding monies payable in respect of loss of hire; and all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium, which are from time to time taken out in relation to the Vessel.
"Interest Rate Swap Rate" means 7- year USD LIBOR.
"Managers' Undertakings" means the written undertakings of the Approved Manager(s) in substantially the same form as Appendix "G"-
(a)	to the Owners, whereby, throughout the Charter Period unless otherwise agreed by the Owners:
(i)	it will remain the commercial and technical managers of the Vessel;
(ii)	it will not, without the prior written consent of the Owners, subcontract or delegate the commercial or technical management of the Vessels (as the case may be) to any third party;
(iii)	all claims of the Approved Managers against the Charterers and/or the Vessel shall be subordinated to the claims of the Owners and the Owners' Bank against the Charterers.
(b)	to the Owners' Bank, whereby, throughout the Charter Period unless otherwise agreed by the Owners' Bank:
(i)	it will remain the commercial and technical managers of the Vessel,
(ii)	it will not, without the prior written consent of the Owners' Bank, subcontract or delegate the commercial or technical management of the Vessels (as the case may be) to any third party;
(iii)	the interests of the Approved Managers in the Insurances will be assigned to the Owners' Bank with first priority; and
(iv)	all claims of the Approved Managers against the Owners and/or the Vessel shall be subordinated to the claims of the Owners' Bank against the Owners.
"Material Adverse Effect" means in the reasonable opinion of the Owners a material adverse effect on:
(a)	the ability of the Charterers and/or the Guarantor to perform their obligations under any Transaction Document; or
(b)	the validity or enforceability of, or the effectiveness or ranking of any encumbrance granted or purporting to be granted pursuant to any of, the Transaction Documents or the rights or remedies of the Owners under any of the Transaction Documents.
"Original Jurisdiction" means, in relation to the Charterers and/or the Guarantor, the jurisdiction under whose laws either is incorporated as at the date of this Charter.
"Owners' Bank" means CIT Finance LLC of New York, USA or their nominees.
"Permitted Encumbrance" means :

(a)	Encumbrances created or permitted by the Transaction Documents or otherwise with the prior written approval of the Owners' Bank;
(b)	any netting or set-off arrangement entered into by the Charterers and/or the Guarantor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(c)	any liens for masters' and crews' wages up to an aggregate amount at any time not exceeding the aggregate of one month of masters' and crews' wages; and
(d)	any masters disbursements incurred in the ordinary course of trading and any other liens arising by operation of law or otherwise in the ordinary course of the operation, repair, employment or maintenance of a Vessel, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps);
(e)	any Encumbrance created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Charterers are actively prosecuting or defending such proceedings or arbitration in good faith; and
(f)	any Encumbrance arising by operation of law in respect of Taxes in an amount of USD 50,000 or more which are not overdue for payment or in respect of which appropriate reserves have been made.
"Permitted Transaction" means :
(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Encumbrance or Quasi-Security given, or other transaction arising, under or permitted by the Transaction Documents; or
(b)	any transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of any Encumbrance) conducted in the ordinary course owning and trading the Vessels on arm's length terms; or
(c)	the entering into of the Call Option Agreement.
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.
"Relevant Jurisdiction" means, in relation to the Charterers and/or the Guarantor:
(a)	its Original Jurisdiction;
(b)	any jurisdiction where any asset subject to or intended to be subject to a Transaction Document to be executed by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Documents entered into by it.
"Sanctions" means any sanctions, embargoes, freezing provisions, regulations, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):
(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America, whether or not the Charterers and/or the Guarantor or any Affiliate is legally bound to comply with the foregoing;
(b)	under CISADA;
(c)	in respect of (i) a "national" of any "designated foreign country", within the meaning of the Foreign Assets Control Regulations or the Cuban Asset Control Regulations of the United States Department of the Treasury, 31 C.F.R., Subtitle B, Chapter V, as amended, or (ii) a "specially designated national" listed by OFAC or any regulations or rulings issued thereunder, or
(d)	otherwise imposed by any law or regulation or Executive Order by which the Owners, the Charterers and/or the Guarantor are bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of the Owners, the Charterers and/or the Guarantor, including without limitation laws or regulations or Executive Orders restricting loans to, investments in, or the export of assets to, foreign countries or entities doing business there.
"Security Interest" means any mortgage, pledge, lien, charge, assignment, hypothecation, encumbrance or security interest or any other agreement or arrangement having a similar effect.
"Senior Loan Agreement" means the senior loan agreement between the Owners and Eco Energy LLC as borrowers and the Owners' Bank or banks and CIT Bank as lenders, as amended from time to time, to finance the purchase by the Owners of the Vessel or any other senior loan agreement which the Owners may enter into from time to time to refinance such loan. References to Senior Loan Agreement shall be deemed to include any Encumbrance permitted under the Senior Loan Agreement, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Owners' indebtedness thereunder.
"Share Pledge" means a pledge by the shareholders of the entire authorised share capital in the Charterer.
"Special Survey Reserve" means the accrued balance of the amounts referred to in Clause 41.1.
"Stena Vessels" means the Vessel together with the M/T Stenaweco Energy.
"Stena Weco" means Stena Weco A/S of Rungsted Kyst, Denmark.
"Stena Weco Time Charter" means the time charter party between the Stena Weco as charterers and the Charterers as Owners dated 17m July, 2014, as amended, varied and/or supplemented from time to time.
"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.
"Total Loss" means:
(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire) unless it is within 30 days redelivered to the full control of the Owners or the Charterers; or
(c)	the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (a) or (b)), unless the Vessel is released and returned to the possession of the Owners or the Charterers within the shorter of (i) 360 days and (ii) the wait period specified in the relevant kidnap and ransom Insurances.
"Time Charter" means any time charter party other than the Stena Weco TC concluded by the Charterers as described in Clause 38.
"Time Charterer" means the time charterer in any Time Charter as described in Clause 38.
"Transaction Documents" means this Charter, the MOA, the Call Option Agreement, the Guarantee, the Charterers' Assignments, the Share Pledge, the Managers' Undertakings, and the Fee Letter.
"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
"Upfront Fee" means 1% of the Purchase Price of the Vessel (as defined in the MOA).
"X" means the Committed Capital Reduction Amount.
"V" means the Committed Capital.
33.	CHARTER HIRE RATE
33.1	The Base Bareboat Rate is USD 8,800 per day and based on -
33.1.1	an Interest Rate Swap Rate of 2.25%, and
33.1.2	the Fair Market Value being no less than USD 35,000,000.
33.2	The charter hire rate referred to in Box 22 shall be the Base Bareboat Rate subject to adjustment as follows:
33.2.1	The Owners will revise the Base Bareboat Rate upon Delivery in order to reflect the Interest Rate Swap Rate with the cost or the benefit being for the account of the Charterers. The Base Bareboat Rate will be adjusted by USD 45.00 per day up or down for each 10bps change in the Interest Rate Swap Rate;
33.2.2	To the extent that the Fair Market Value falls below USD 35,000,000, the Base Bareboat Rate shall be reduced by the Committed Capital Reduction Factor;
33.2.3	The Base Bareboat Rate adjustment shall not result in the Base Bareboat Rate being greater than USD 8,800 per day except in the case of an upward LIBOR adjustment.
34.	TRADING LIMITS
34.1	The Vessel shall be employed within British Institute warranty limits (IWL), excluding United

Nations and/or United States sanctioned or embargo countries, and/or war or warlike zones, as published by the London underwriters joint hull committee from time to time.
34.2	Should the Charterers wish to call at a port in the excluded countries/areas, as given aforesaid, the Owners and the Charterers shall discuss the conditions for each call which however, shall always be subject to Owners' final approval. Such approval not to be unreasonably withheld.
34.3	The Vessel shall not trade in any kind of ice or follow ice breakers. U.S. trading always to exclude Alaska.
34.4	The Charterers to have the option to trade into a war or warlike zone provided insurance coverage is obtainable for such entry and always subject to Owners' approval which not to be unreasonably withheld. Costs for such additional insurance coverage including but not limited to those attributable to closure (i.e. blocking and trapping), loss of hire and crew war bonus to be for Charterers account.
35.	OWNERS' RIGHT TO SELL THE VESSEL
The Owners during this Charter and at their expense to have the right to sell a part or all of the project or the Vessel and novate this Charter to a third party at any time after Delivery hereunder with the following conditions:
35.1	That such sale of the Vessel shall by no means affect the continuation of this Charter and the new owner shall comply in full with all terms and conditions of this Charter, and the new owner will be included in/bound by a customary novation agreement.
35.2	Any new owner always to be approved by Charterers, such approval not to be unreasonably withheld.
36.	CHARTERERS' COVENANTS AND UNDERTAKINGS
36.1	The Charterers will for the duration of the Charter Period and, if longer, until such period as the Vessel is redelivered to the Owners in accordance with this Charter:
36.1.1	comply, with all applicable Environmental Laws in regard of the Vessel and will maintain in force and promptly obtain or renew all Environmental Approvals required to operate its business as from time to time conducted or reasonably anticipated to be conducted;
36.1.2	notify the Owners and the Owners' Bank forthwith by telefax or e-mail upon:
36.1.2.1	any Environmental Claim being made against it and/or any operator or the Approved Managers for the time being of the Vessel or otherwise in connection with the Vessel; and
36.1.2.2	any Environmental Incident occurring;
36.1.3	keep the Owners and any Mortgagee advised in writing on such regular basis and in such detail(s) as the Owners or any Mortgagee shall require, of its response to any Environmental Claim made in connection with the Vessel or any Environmental Incident:
36.1.4	indemnify the Owners and any Mortgagee against any loss and/or costs and/or Taxes of whatsoever nature it might incur deriving from an Environmental Claim or an Environmental Incident.
36.2	The Charterers undertake to the Owners that they will throughout the Charter Period and, if longer,

until such time as the Vessel is redelivered to Owners in accordance with the provisions of this Charter:
36.2.1	exercise due diligence to maintain the Vessel, its coatings, machinery and equipment in the condition specified in Appendix "A" and if and whenever the Vessel is not in such condition, exercise due diligence to put the Vessel in to such condition as soon as reasonably practicable. This Clause 36.2.1 shall be without prejudice to Charterers' absolute obligations in relation to the Vessel's return condition at redelivery;
36.2.2	keep the Vessel, and cause the Vessel to be kept, insured in accordance with the requirements of this Charter and at all times comply with all terms and conditions of such Insurances;
36.2.3	promptly inform the Owners of any damage to or alteration of the Vessel exceeding the value of United States Dollars five hundred thousand (USD 500,000);
36.2.4	not cause or permit any ship under its control or ownership (including the Vessel) to proceed to, or remain at, any location to the extent prohibited by or subject to Sanctions;
36.2.5	not and do not hold a contract or any other obligation, to operate a ship (including the Vessel) contrary to any of the Sanctions; and
36.2.6	not (i) use or permit the use of a ship (including the Vessel) owned or controlled by it, for or on behalf of any person to transport Iranian oil or petroleum products refined in Iran, (ii) finance such trading and (iii) perform services, including financing services, or supply goods or technology that would benefit the Iranian oil industry.
36.3	The Charterers undertake throughout the Charter Period and until the Vessel is redelivered to Owners, if later, to comply, or to procure that the Approved Managers of the Vessel complies, with the ISM Code and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISM Code and at all times thereafter:
36.3.1	to hold, or to procure that the Approved Managers of the Vessel holds, a valid Document of Compliance (being a document issued to a vessel operator as evidence of its compliance with the requirements of the ISM Code) duly issued to the Charterers or the Approved Managers (as the case may be) pursuant to the ISM Code and a valid Safety Management Certificate (being a document issued to a vessel as evidence that the Approved Managers and its shipboard management operate in accordance with an approved structured and documented system enabling the personnel of the Vessel's operator to implement effectively the safety and environmental protection policy of that vessel operator) duly issued to the Vessel pursuant to the ISM Code,
36.3.2	to provide the Owners with copies of any such Document of Compliance and Safety Management Certificate as soon as the same are issued and after every renewal; and
36.3.3	to keep or to procure that there is kept, on board the Vessel a copy of any such Document of Compliance and the original of any such Safety Management Certificate.
36.4	The Charterers will comply with all applicable licenses, permits, and franchises issued or granted by any government authority in regard of the Vessel and this Charter and will maintain in force and promptly obtain or renew all such licenses, permits, and franchises required to operate its business as from time to time conducted or reasonably anticipated to be conducted;
36.5	The Charterers shall deliver to the Owners:

36.5.1	forthwith copies of any charter contract concluded for the Vessel and any and all amendments, supplements, side letters and additional agreements whatsoever in relation thereto;
36.5.2	upon the Owners' request, class certificates for hull and machinery and the Owners and any Mortgagee shall be permitted access to all reports of the Classification Society;
36.5.3	upon the Owners' request, information as to the employment and operation of the Vessel, Charterers' and each Charter Guarantor's financial status and prospects, details of trade debtors and trade payables and ageing and the Vessel's trading results on an open book basis.
36.6	The Charterers will maintain in force and promptly required to maintain the Security Interests created by the Transaction Documents and/or any additional Security Interests as the Owners or the Owners Bank may reasonably request;
36.7	The Charterers shall permit the Owners, at the Charterers' expense, to arrange for the Vessel to be fully surveyed once per year (for which purpose Charterers shall fully cooperate with all reasonable requirements of Owners for carrying out such survey) and the Charterers shall submit the Vessel to all periodical or other surveys which may be required for classification purposes at the Charterers' expense and shall provide the Owners with copies of all survey reports;
36.8	The Charterers shall permit the Owners (by surveyors or other persons appointed by them for that purpose) to board the Vessel at any time to inspect its condition or to satisfy themselves about proposed or executed repairs and/or to review the Vessel's operating and/or insurance records without interfering with the Vessel's operation and shall afford all proper facilities for such inspections and, to the extent that such inspections are additional to those surveys referred to in Clause 36.7 above, such inspections shall be at the cost of the Owners unless Charterers are found to be in breach of their maintenance obligations under this Agreement, in which event the relevant survey shall be for Charterers' account.
36.9	The Charterers undertake to the Owners that throughout the Charter Period and until the Vessel is redelivered in accordance with this Charter, if longer, the Charterers will not without the prior written consent of the Owners:
36.9.1	make any loans or advances to or any investments in any person (including, without limitation, any loan or advance to any officer, director, stockholder, employee or customer of the Charterers) unless necessary for the operation of the Vessel and provided the same are subject and subordinate in regard of their payment and their enforcement to any and all the Owners' rights under or pursuant to this Charter and the Transaction Documents;
36.9.2	assume, guarantee or endorse or otherwise provide security or become or remain liable in connection with any obligation of any person unless reasonably necessary for the Vessel's undisturbed operation;
36.9.3	authorize, accept or incur any capital commitments other than under the Transaction Documents;
36.9.4	make any alterations to the Vessel (Owners' consent not to be unreasonably withheld although it is understood that it shall always be reasonable to withhold consent where alterations would, in the opinion of Owners, limit the Vessel's marketability or diminish its value);

36.9.5	create, incur or allow to exist over the Vessel any security interests other than Security Interests created under the Transaction Documents;
36.9.6	part with physical control or possession of the Vessel;
36.9.7	permit any change of flag, management or dual-flagging of the Vessel;
36.9.8	bareboat charter out the Vessel to any third party;
36.9.9	appoint any technical or commercial managers unless it is an Approved Manager;
36.9.10	consolidate with or merge into any other corporation or merge any other corporation into the Charterers;
36.9.11	amend, vary, novate, supplement, supersede, waive or terminate any term of, any of the Transaction Documents or any other document delivered to the Owners and/or the Owners' Bank pursuant to Clause 61
36.10	The Charterers undertake to the Owners to enter into any agreements, deeds, undertakings and other documents as the Owners may require in connection with any Senior Loan Agreement, or proposed Senior Loan Agreement, including, without limitation, entering in to such direct operating and insurance covenants in relation to the Vessel and security assignments as may be required by the Owners' Bank in relation to such Senior Loan Agreement and to procure that each Charter Guarantor shall acknowledge in such terms as the Owners may require notices of any security assignment entered into pursuant to any Senior Loan Agreement granting Security Interests over the Charter, the Charter Guarantee and/or the Share Pledge.
36.11	If (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Charter; (b) any change in the status of the Charterers and/or the Guarantor after the date of this Charter; or (c) a proposed assignment or transfer by the Owners or the Owners' Bank of any of its rights and obligations under the Transaction Documents to a third party, obliges the Owners and/or the Guarantor (or, in the case of (c), any third party) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Charterers shall promptly upon the request of the Owners or the Owners' Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owners or the Owners' Bank (for itself or, in the case of the event described in (c), on behalf of any third party) in order for the Owners and/or the Owners' Bank or, in the case of the event described in (c), any third party to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents including without limitation obtaining, verifying and recording certain information and documentation that will allow the Owners and/or the Owners' Bank to identify the Charterers and/or the Guarantor in accordance with the requirements to the Patriot Act.
36.12	The Charterers shall promptly upon the request of the Owners and/or the Owners' Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owners and/or the Owners' Bank in order for the Owners and/or the Owners' Bank to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents.
36.13	The Charterers shall promptly (a) obtain, comply with and do all that is necessary to maintain in full force and effect and (b) supply certified copies to the Owners of any authorisation required under any law or regulation of a Relevant Jurisdiction to:

36.13.1	enable the Charterers and the Guarantor to perform its obligations under the Transaction Documents to which they are respectively a party;
36.13.2	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and
36.13.3	enable the Charterers and/or the Guarantor to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
36.14	The Charterers shall ensure that at all times this Charter and the Transaction Documents constitute the valid and legally binding and enforceable obligations of the Charterers ranking at least pari passu with all other of their unsecured obligations and liabilities (actual or contingent) other than any mandatorily preferred by law and any Security Interests intended to be created thereby rank with their intended priority over the claims of other creditors;
36.15	The Charterers shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Owners and/or the Owners' Bank may reasonably specify (and in such form as the Owners and/or the Owners' Bank may reasonably require in favour of the Owners, the Owners' Bank and/or their nominee(s)):
36.15 1	to perfect any Encumbrance created or intended to be created under or evidenced by the Transaction Documents or the Senior Loan Agreement (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Transaction Documents or the Senior Loan Agreement) or for the exercise of any rights, powers and remedies of the Owners and/or the Owners' Bank provided by or pursuant to the Transaction Documents, the Senior Loan Agreement, or by law;
36.15.2	to confer on the Owners and/or the Owners' Bank an Encumbrance over any property and assets of that Charterers and/or the Guarantor located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Transaction Documents or the Senior Loan Agreement; and/or
36.15.3	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Documents.
36.16	The Charterers shall take all such action as is available to and requested of them (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Owners or the Owners' Bank by or pursuant to the Transaction Documents or the Senior Loan Agreement.
37.	INSURANCES
37.1	With reference to Box 29 of this Charter, Charterers to insure that at all times the Vessel is properly and adequately insured with underwriters acceptable to the Owners and the Owners' Bank with such limits and such deductibles as the Owners and the Owners' Bank shall approve, naming the Owners' Bank as loss payee for any event of loss, together with an insurance broker undertaking to provide Owners' Bank with 14 days prior written notice of cancellation:

37.1.1	Protection and Indemnity cover,
37.1.2	Hull and Machinery Insurance,
37.1.3	War Risks Insurance, and
37.1.4	Other insurance required by the Owners, including but not limited to, Mortgagees Interest Insurance (MI1) and Mortgagee's Interest Additional Perils (MIAP) to be placed at the request of the Owners at the Charterers expense.
37.2	The Charterers shall assign to the Owners all the Charterers' interests in the Insurances. Proceeds from Insurances for amounts less that USD 500,000 to be paid directly to the Charterers unless there is Total Loss or an Event of Default. In the event of a major casualty, no insurance proceeds in excess of USD 500,000 shall be paid to the Charterers or to the shipyard repair facility and associated repair suppliers by the insurers, unless with the prior written consent of the Owners which shall not be unreasonably withheld or delayed. The Charterers shall provide documentary evidence to the owners that the proceeds are used to discharge all repair related liabilities. In the event of Total Loss all insurance proceeds shall be received in full by the Owners (or their mortgagee as assignee) and applied by the Owners as follows:
37.2.1	First towards the Owners' or/and their mortgagees' costs incidental to the Total Loss;
37.2.2	Second towards any amounts due and payable by the Charterers to the Owners under the Charter;
37.2.3	Third towards any amount equal to the Call Option Base Price or if in between any two anniversaries of the Delivery Date the amount payable will be calculated by linear interpolation between the preceding and succeeding Call Option Base Price.
37.2.4	Fourth, any balance to be paid to the Charterers.
37.3	The Charterers (without prejudice to the terms of the assignments of insurances referred to in the Charterers' Assignment of the Insurances) shall procure that the interest of the Owners and the Owners' Bank shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the Insurances aforesaid and to procure that the said slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued shall provide for fourteen (14) days prior written notice to be given to the Owners and the Owners' Bank by the brokers in the event of cancellation of insurance;
37.4	The Charterers shall inform the Owners promptly of any person named in the Insurances as an assured and cause each additional assured to execute and deliver to the Owners assignments of the Vessel's Insurances and notices of assignment substantially in the form of the relevant Charterers' Assignment and cause each such additional assured to execute and deliver to the Owners and the Owners' Bank its agreement in writing that the provisions of Clause 37.3 shall apply mutatis mutandis between the Owners and the Owners' Bank on the one side and the additional assured on the other side.
38.	TIME CHARTER PARTIES
38.1	The Charterers shall procure that Stena Weco shall pay the hire payable under the Stena Weco Time Charter as from the Delivery Date to the Earnings Account. The Charterers shall deliver to the Owners a copy of the notice requiring Stena Weco to pay such hire to the Earnings Account.

38.2	The Charterers undertake to the Owners that they will throughout the Charter Period and, if longer, until such time as the Vessel is redelivered to Owners in accordance with the provisions of this Charter maintain an average minimum firm Time Charter cover across both Stena Vessels of six months at all times, such average calculated every time any one of the Stena Vessels is delivered under a new Time Charter as (A) the sum of (i) the firm term of such Time Charter plus (ii) the firm term of the Time Charter then in effect for the other vessel (B) divided by two..
38.3	The Charterers shall not enter into any employment contract in connection with the Vessel other than a Time Charter unless it shall be acceptable to the Owners' Bank.
38.4	Concurrent with its entry into a Time Charter, the Charterers shall assign the Time Charter to the Owners and either the Owners or the Charterers shall deliver to the Time Charterer a notice of the assignment to the Owners of the Time Charter and shall receive from such Time Charterer an acknowledgement of such assignment, and shall also request the Time Charterer to deposit all payments due under such Time Charter into the Earnings Account.
39.	FINANCIAL STATEMENTS AND REPORTING
39.1	The Charterers shall deliver to the Owners -
39.1.1	annual US GAAP audited English language financial statements, certified by a major internationally recognised accounting firm, of both the Charterers and the Guarantor within 120 days of the fiscal year end;
39.1.2	quarterly US GAAP unaudited English language financial statements and business update of both the Charterers and the Guarantor within 90 days of the end of each quarter year period;
39.1.3	annual financial projections of the Guarantor within 60 days of the end of the fiscal year; and
39.1.4	any such other information reasonably requested by the Owners.
39.2	The Charterers shall notify the Owners and the Owners' Bank without delay when there is any event, development, litigation, investigation or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on the business, assets (including vessel operations and performance), liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Vessel, the Guarantor, the Charterer, or Stena Weco, as well as their respective members, affiliates and subsidiaries, taken as a whole;
39.3	The Charterers shall promptly inform the Owners of any occurrence of which it becomes aware which may adversely affect its ability to perform the Charterers' obligations hereunder or under any Transaction Document or constitute an Event of Default, including but not being limited to any default under the Stena Weco Time Charter.
39.4	The Charterers shall deliver to the Owners and/or the Owners' Bank promptly, such information as the Owners and/or the Owners' Bank may reasonably require about the Vessel and compliance of the Charterers and the Guarantor with the terms of any Transaction Documents including without limitation cash flow analyses and details of the operating costs of the Vessel.
39.5	The Charterers shall deliver to the Owners and/or the Owners' Bank promptly on request, such further information regarding the financial condition, assets and operations of the Charterers and/or the Guarantor (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by the Charterers and/or the Guarantor under this Charter and an up to date copy of its shareholders' register (or equivalent in its jurisdiction)) as the

Owners and/or the Owners' Bank may reasonably request.
39.6	Promptly upon a request by the Owners and/or the Owners' Bank, the Charterers shall supply to the Owners and/or the Owners' Bank a certificate signed by two of its directors or senior officers on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).
40.	CHARTERERS' UNDERTAKINGS IN RESPECT OF EARNINGS AND EARNINGS ACCOUNT
40.1	The Charterers shall ensure that, throughout the Charter Period, all of the Earnings are paid to the Earnings Account or, following the occurrence of an Event of Default or any event which, with the service of notice or passage of time may become an Event of Default, to such account as the Owners shall by notice require.
40.2	The Charterers shall comply with any requirement of the Owners as to the location or relocation of the Earnings Account and execute any documents which the Owners specify to create or maintain a Security Interest over the Earnings Account.
40.3	Provided no Event of Default has occurred and is continuing, all Earnings received shall be applied as follows:
40.3.1	First: payment of hire as provided in Clause 11 of this Charter;
40.3.2	Second: towards funding the Special Survey Reserve as provided in clause 41.1;
40.3.3	Third: any balance shall be released to the Charterers.
40.4	If there exists an Event of Default and as long as such Event of Default is continuing, any balance referred to in Clause 40.3.3 shall be applied as follows:
40.4.1	First: payment of all fees and costs incurred by the Owners under and in connection with the Event of Default;
40.4.2	Second: payment of default interest due and payable under this Charter;
40.4.3	Third: payment of hire as provided in Clause 11 of this Charter;
40.4.4	Fourth: towards funding the Special Survey Reserve as provided in Clause 41.1;
40.4.5	Fifth: any balance, unless this Charter has been terminated, shall be released to the Charterers.
41.	SPECIAL SURVEY RESERVE
41.1	As of the third anniversary of the Delivery Date, the Charterers shall start paying a monthly instalment of USD 16,666.67 to the Earnings Account towards future costs of drydock and special class surveys.
41.2	The Owners shall release -
41.2.1	an amount not exceeding the actual documented cost of such drydock and special class survey to the Charterers, provided no Event of Default has occurred or is continuing, upon receipt by the Owners of reasonably acceptable documentation of the cost to complete or evidence of the completion of any such drydock or special class survey;

41.2.2	the Special Survey Reserve and any interest accrued thereon to the Charterers in the event that Charterers exercise a Call Option under clause 3 of the Call Option Agreement.
42.	SECURITY
42.1	As security for their due and punctual performance under this Charter, the Charterers hereby agree that:
42.1.1	they will:
(i)	assign to the Owners (a) all of their rights, title and interests in and to all policies and contracts of insurance (which expression includes all entries of the Vessel in protection and indemnity or war risks associations) which are from time to time taken out or entered into by the Charterers in respect of the Vessel pursuant to this Charter and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium and (b) all monies whatsoever which are now, or later become, payable to the Charterers and which arise out of the use or operation of the Vessel, including (but not limited to) except to the extent that they fall within paragraph (ii), any earnings from any charter, all freight, hire and passage monies in substantially the same form as Appendix "B";
(ii)	assign to the Owners the Stena Weco Time Charter and deliver an acknowledgement of the assignment by the Time Charterer to the Owners all of which shall be in substantially the same form as Appendix "C" and
42.1.2	they will procure the issue by the Guarantor of a guarantee in favour of the Owners, guaranteeing the due and faithful performance by the Charterers of all their obligations under this Charter and any other agreements made between the Owners and the Charterers which shall be in substantially the same form as Appendix "D";
42.1.3	they will procure the grant by the Charterers' shareholders of a share pledge on terms substantially the same as Appendix "E"; and
42.1.4	they will enter into any other agreements, execute any other documents and procure any securities in such form as the Owners may reasonably request to secure the Charterers' obligations under this Charter.
43.	REPRESENTATIONS AND WARRANTIES
43.1	The Charterers acknowledge that the Owners have entered into this Charter in full reliance on representations by the Charterers in the following terms; and the Charterers now warrant to the Owners that the following statements are, at the date hereof, and on the Delivery Date will be, true and accurate:-
43.1.1	The Charterers are duly established and validly existing under the laws of the Republic of the Marshall Islands;
43.1.2	The Charterers have the power to conduct their business as it is now carried on, to own or hold under lease their assets, to execute, deliver and perform their obligations under this Charter, and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of this Charter;

43.1.3	This Charter and the Transaction Documents constitute the valid and legally binding and enforceable obligations of the Charterers ranking at least pari passu with all other of their unsecured obligations and liabilities (actual or contingent) other than any mandatorily preferred by law and any Security Interests intended to be created thereby rank with their intended priority over the claims of other creditors;
43.1.4	The entry into and performance by the Charterers of this Charter or any other Transaction Document to which it is a party does not, and will not during the Charter Period, violate (i) any existing law or regulation of any governmental or official authority or body to which the Charterers or their business operations are subject, or (ii) the constitutional documents of the Charterers, or (iii) any agreement, contract or other undertaking to which the Charterers are a party or which is binding on the Charterers or any of their assets;
43.1.5	All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charter have been obtained and are, or will on and following the Delivery Date be, in full force and effect;
43.1.6	No litigation, arbitration or administrative proceeding is taking place against the Charterers or against any of their assets which is likely to be adversely determined and, if adversely determined, would have a Material Adverse Effect on the Charterers' ability to perform their obligations under this Charter and to the best of the Charterers' knowledge and belief no such actions, suits or proceedings have been threatened;
43.1.7	No Environmental Claim is being asserted against the Charterers and to the best of the Charterers' knowledge and belief no such Environmental Claim has been threatened;
43.1.8	The representations and warranties contained in each Charter Guarantee are, at the date thereof, and on the Delivery Date will be, true, accurate and complied with.
43.1.9	No corporate action, legal proceeding or other procedure or step described in Clause 44.1.8 or creditors' process described in Clause 44.1.14 has been taken or, to the knowledge of the Charterers, threatened in relation to the Charterers or the Guarantor; and none of the circumstances described in Clause 44.1.3 applies to the Charterers and the Guarantor.
43.1.10	No Event of Default and, on the date of this Charter, no Event of Default is continuing or is reasonably likely to result from the entry into, the performance of, or any transaction contemplated by, any of the Transaction Documents.
43.1.11	Save as disclosed in writing to the Owners, prior to the date of this Charter and to the knowledge of the Charterers:
43.1.11.1	any factual information provided by or on behalf of the Charterers and/or the Guarantor to the Owners was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;
43.1.11.2	any financial projection or forecast provided by or on behalf of the Charterers and/or the Guarantor to the Owners has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;
43.1.11.3	no event or circumstance has occurred or arisen and no information has been omitted and no information has been given or withheld that results in the information,

opinions, intentions, forecasts or projections provided being untrue or misleading in any material respect;
43.1.11.4	all material information provided to the Owners by or on behalf of any of the Charterers and/or the Guarantor on or before the date of this Charter and not superseded before that date is accurate and not misleading in any material respect and all projections provided to the Owners on or before the date of this Charter have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and
43.1.11.5	all other written information provided by any of the Charterers and/or the Guarantor (including its advisers) to the Owners was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.
43.1.12	To the knowledge of the Charterers each of the Charterers' and the Guarantor's most recent financial statements delivered pursuant to Clause 39.1 give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.
43.1.13	To the knowledge of the Charterers since the date of the most recent financial statements delivered pursuant to Clause 39.1 there has been no material adverse change in the business, assets or financial condition of any of the Charterers or the Guarantor.
43.1.14	To the knowledge of the Charterers none of the Charterers or the Guarantor has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect. Neither the Charterers nor the Guarantor is in violation of and none shall violate any of the country or list based economic and trade sanctions administered and enforced by OFAC, the European Union or the United Nations that are described or referenced at http://ustreas.gov/offices/enforcement/ofac or as otherwise published from time to time.
43.1.15	Each of the Charterers and the Guarantor is in compliance with Clause 36.1.1 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.
43.1.16	To the knowledge of the Charterers each of the Charterers and the Guarantor has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
43.1.17	The Charterers are not aware of any material facts or circumstances which have not been disclosed to the Owners and which might, if disclosed, have adversely affected the decision of a person considering whether or not to enter into any of the Transaction Documents.
43.2	Each Representation is deemed to be repeated by the Charterers by reference to the facts and circumstances then existing on the day of each charter hire payment.
44.	DEFAULT CLAUSE
44.1	Any of the following events shall be an "Event of Default" for the purposes of this Charter:
44.1.1	if the Charterers and/or the Guarantor fail to pay when due any charter hire or any other sum payable hereunder or under or pursuant to any of the other Transaction Documents, unless its failure to pay is caused by either an administrative or technical error, or a Disruptive Event, and payment is made within two Banking Days;

44.1.2	the Charterers and/or the Guarantor fails to fund the Special Survey Reserve;
44.1.3	the Stena Weco Time Charter or any other Time Charter is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date, provided that, in the event such occurrence is caused by a default of Stena Weco or any other Time Charterer, or by its actions or its failure to act, the Charterers shall have 30 days to replace it with a Time Charter in form and substance satisfactory to the Owners acting reasonably and in compliance with Clause 38.2;
44.1.4	the Charterers changes an Approved Manager without the prior written consent of the Owners, or fails to replace an Approved Manager within 30 Banking Days if requested by the Owners;
44.1.5	the Charterers changes the Vessel's class or flag without the prior written consent of the Owner;
44.1.6	the Charterers or the Guarantor are unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
44.1.7	a moratorium is declared in respect of any indebtedness of the Charterers or the Guarantor; if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;
44.1.8	any corporate action, legal proceedings or other procedure or step is taken for:
44.1.8.1	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) the Charterers or the Guarantor;
44.1.8.2	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of the Charterers or the Guarantor or any of their assets.
This Clause 44.1.8 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.
44.1.9	the Charterers fail to maintain any insurances as required under this Charter;
44.1.10	an Event of Default occurs under the Bareboat Charter II;
44 1 11	Any Financial Indebtedness of the Charterers or of the Guarantor or any of their respective Subsidiaries which are consolidated for accounting purposes:
44.1.11.1	is not paid when due nor within any originally applicable grace period; or
44.1.11.2	is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described); or

44.1.11.3	is capable of being declared by a creditor to be due and payable prior to its specified maturity as a result of such an event; or
44.1.11.4	is restructured in a manner that results, in aggregate, in a more favourable position for the affected lender.
No Event of Default will occur under this Clause 44.1.11 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clause 44.1.11.1 to 44.1.11.3 is less than USD 2,500,000 (or its equivalent in any other currency or currencies).
44.1.12	if there is any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on the business, assets (including vessel operations and performance), liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Vessel, the Guarantor and the Charterer as well as their respective members, affiliates and subsidiaries, taken as a whole;
44.1.13	any representation or statement made or deemed to be repeated by the Charterers and/or the Guarantor in any Transaction Document or any other document delivered by or on behalf of Charterers and/or the Guarantor under or in connection with any Transaction Document is or proves to have been incorrect or misleading when made or deemed to be made;
44.1.14	the Vessel is arrested or detained and such Vessel is not released from such arrest or detention within 30 days from the date of its arrest or detention;
44.1.15	it is or becomes unlawful for the Charterers and/or the Guarantor to perform any of its material obligations under the Transaction Documents or any Encumbrance created or expressed to be created or evidenced by the Transaction Documents ceases to be effective;
44.1.16	any material obligation or obligations of the Charterers and/or the Guarantor under any Transaction Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Owners and/or the Owners' Bank under the Transaction Documents;
44.1.17	any Transaction Document ceases to be in full force and effect or any Encumbrance created or expressed to be created or evidenced by the Transaction Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Owners and/or the Owners' Bank) to be ineffective:
44.1.18	any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration of any governmental, judicial or other public body or authority which is now, or which at any time during the Charter Period or before the Vessel is redelivered becomes, necessary to enable any of the Charterers or the Guarantor or any other person (except the Owners and/or the Owners' Bank) to comply with any of their obligations under any Transaction Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Owners considers is, or may be, prejudicial to the interests of the Owners and/or the Owners' Bank, or ceases to remain in full force and effect or the classification society for the Vessel withdraws the classification certificate for the Vessel;
44.1.19	any one of the Stena Vessels suffers a Total Loss or is otherwise destroyed or abandoned, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Owners' Bank as security for the payment of all or any part of the Owners' indebtedness under the Senior Loan Agreement, except that a Total Loss (which term shall for the purposes of the remainder of this Clause 44.1.19 include an event similar to a Total Loss in relation to any other vessel) shall not be an Event of Default if:
44.1.19.1	that Vessel or other vessel is insured in accordance with the Senior Loan Agreement and the Transaction Documents and a claim for Total Loss is available under the terms of the relevant insurances; and
44.1.19.2	no insurer has refused to meet the claim for Total Loss and it is not apparent to the Owners and the Owners' Bank in its reasonable discretion that any such refusal or dispute is likely to occur; and
44.1.19.3	payment of all insurance proceeds in respect of the Total Loss is made in full to the Owners' Bank within 120 days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Owners' Bank may in its discretion agree;
44.1.20	the country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Owners and/or the Owners' Bank in their discretion considers that, as a result, the security conferred by any of the Transaction Documents is materially prejudiced;
44.1.21	any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against the Charterers and/or the Guarantor or their assets which have or are reasonably likely to have a Material Adverse Effect;
44.1.22	any of the Charterers or the Guarantor, or an Affiliate of any of them becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or any of such persons becomes the owner or controller of a Prohibited Person;
44.1.23	any of the Charterers and/or the Guarantor, or any Affiliate of any of them is not in compliance with all Sanctions;
44.1.24	the Guarantor's Consolidated Leverage Ratio exceeds 75%;
44.1.25	the Guarantor does not maintain a minimum unrestricted liquidity at all times of (i) USD 750,000 per vessel owned (directly or through wholly-owned subsidiaries) by it and (ii) USD 500,000 per vessel bareboated in by the Guarantor or a wholly-owned subsidiary, in both cases measured and certified quarterly;
44.1.26	the Guarantor defaults under any other financial covenant that may be contained in any future material financing agreement (whether by senior or junior loans, notes or bareboat charters) entered into by the Guarantor or any other subsidiary thereof;
44.1.27	without prejudice to the foregoing, the Charterers or the Guarantor defaults on any of its material other obligations under this Charter.
44.2	Notwithstanding Clause 44.1, the Charterers shall have 30 days from the occurrence of any event described in Clauses 44.1.13, 44.1.15, 44.1.18, 44.1.21, 44.1.24, 44.1.25, and 44.1.26 to cure and/or remedy such event and only if the event is continuing after 30 days from the day on which the event first occurred shall that even constitute an Event of Default.

44.3	An Event of Default shall constitute a breach under the Charter. At any time after an Event of Default has occurred and is continuing, the Owners may by notice (the "Default Notice") to the Charterers terminate this Charter and withdraw the Vessel either three days after the Default Notice having been given or at such later date as the Owners shall specify. Such right of termination shall be without prejudice to any claim the Owners may have against the Charterers.
Moreover, after the Event of Default having occurred and being continuing and after the Default Notice having been given to Charterers, the following procedure shall apply, (i) subject to Owners' Bank allowing Owners to take the following action and not demanding Owners to take any other action and (ii) subject to Owners being allowed by law to act accordingly and (iii) unless any corporate action, legal proceedings or other procedure or step is taken for as described in Clause 44.1.8:
44.3.1	Owners will submit to Charterers three independent valuations (desk top arms' length charter free basis) of the Vessel from Platou, Arrow and Fearnleys (or, in case any one or more of them no longer exist, any other internationally well reputed ship sale and purchase broker appointed by Owners), within 2 New York banking days of the date of the submission of the Default Notice. These three valuations will be used to evaluate the current fair market value (the "Sale Market Value") of the Vessel by using their simple arithmetic mean.
44.3.2	If the Sale Market Value is higher than the aggregate of (i) the Call Option Base Price (as referred to in Schedule 1 of the Call Option Agreement) (pro rata adjusted for in-between dates) calculated 60 days from the date the valuations were served to the Owners plus (ii) all amounts estimated by Owners for which Charterers are obliged to indemnify Owners under the Charter plus any break funding or swap termination costs estimated by Owners as well as any other costs and expenses estimated by Owners arising from the Event of Default and the termination of the Charter and the Vessel's sale for which Owners may be liable (the aggregate of (i) and (ii) above the "Aggregate Amount"), then Charterers can chose one of the three parties that provided the valuations to act as a sales agent. Owners shall then instruct the sales agent chosen by Charterers to find a buyer for the Vessel under the condition that, within 42 days from the date the Owners sent the Default Notice to Charterers, a sales contract is signed on NSF 2012 terms, under which the Vessel is sold at the highest market price and subject to such market price being greater than the Aggregate Sum, with a minimum deposit of 10% paid into a joint account, delivery is on "as is where is" basis without Owner's warranty (but Charterer's warranty, if appropriate and/or required) and the "cancelling date" (as per line 79 of the NSF 2012) being not later than 20 days from the date the MOA is entered into. It shall be understood that Owners shall use reasonable endeavours to the sell the Vessel but that the failure to sell the Vessel as described above, be it caused by the sales agent's failure or otherwise, shall not entitle the Charterers to any claims against Owners whatsoever, provided Owners have used reasonable endeavours to the sell the Vessel.
44.3.3	If the Sale Market Value is less than the Aggregate Amount, Owners shall have the rights under this Charter, including, but not being limited to, all hire accrued but unpaid under the Charter being paid to them and any other sums payable, but unpaid, under this Charter including all losses, expenses, fees and damages suffered by the Owners being paid to Owners. As soon as possible after the three independent valuations having been submitted to Owners, Owners shall provide Charterers with the final calculation of the amount due and payable to Owners under the Charter. Even after Owners having provided Charterers with the final calculation of the amount due and payable to Owners under the Charter, Owners shall have the right to claim losses, expenses, costs and fees incurred by Owners plus any amounts due to maritime liens on the Vessel incurred prior to the re-delivery of the Vessel to or its repossession by Owners.

44.4	Without prejudice to the foregoing provisions of this Clause 44, at any time after an Event of Default has occurred the Owners have the right to change the Approved Managers.
45.	INSPECTION OF RECORDS
Owners to have the right to inspect the Vessels operating and/or insurance records at any time during the charter period. However, such review of insurance records must be coordinated through the Charterers.
46.	SHIP MANAGERS
46.1	The Charterers shall appoint S.A.M. Central Shipping Monaco of Monaco as technical and commercial managers of the Vessel, or any other third-party manager proposed by the Guarantor and reasonably acceptable to the Owners and the Owners' Bank, and, in all cases, to be employed under contract terms reasonably acceptable to the Owners' Bank and subject to the execution of the Managers' Undertakings.
46.2	S.A.M. Central Shipping Monaco shall be permitted to sub-contract certain management services to Central Mare Inc under contract terms reasonably acceptable to the Owners' Bank and subject to the execution of the Managers' Undertakings.
46.3	The Charterers undertake throughout the Charter Period and until the Vessel is redelivered to the Owners, if later, to comply, or to procure that the Approved Managers of the Vessel comply, with the ISM Code and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISM Code and at all times thereafter:
46.3.1	to hold, or to procure that the technical Approved Managers of the Vessel hold, a valid Document of Compliance (being a document issued to a vessel operator as evidence of its compliance with the requirements of the ISM Code) duly issued to the Charterers or the technical Approved Managers (as the case may be) pursuant to the ISM Code and a valid Safety Management Certificate (being a document issued to a vessel as evidence that the vessel's technical Approved Managers and its shipboard management operate in accordance with an approved structured and documented system enabling the personnel of the vessel's operator to implement effectively the safety and environmental protection policy of that vessel operator) duly issued to the Vessel pursuant to the ISM Code,
46.3.2	to provide the Owners with copies of any such Document of Compliance and Safety Management Certificate as soon as the same are issued and after every renewal; and
46.3.3	to keep or to procure that there is kept, on board the Vessel a copy of any such Document of Compliance and the original of any such Safety Management Certificate.
46.3.4	In the event that the Approved Managers from time to time fail to fulfil the obligations in Clause 46.3 or the Owners are not satisfied with the quality of the management services provided by the Approved Managers from time to time, the Owners may notify the Charterers and the Charterers promptly shall replace the Approved Managers.

47.	ADDITIONAL EQUIPMENT
Charterers shall have the right to fit additional equipment and to make necessary improvement and/or additions at their expense and risk subject to such works not causing any damage to the Vessel on installation and not resulting in any structural changes and provided such additional equipment, improvement and/or additions may be removed from the Vessel without causing any damage to the Vessel whatsoever and always subject to the approval of the Owners and of Vessel's class.
48.	CHARTERERS INDEMNITY
48.1	The Charterers shall on demand indemnify and keep indemnified the Owners (the "Indemnified Parties") against:
48.1.1	All costs, charges, expenses, fees, taxes (including, without limitation, all costs, charges, expenses, fees and/or taxes to be imposed on the Owners by the Marshall Islands Ship Registry or other governmental bodies in the Marshall Islands), losses, payments, liabilities, penalties, fines, damages or other sanctions of a monetary nature (collectively, "Losses") suffered or incurred by the Owners and arising directly or indirectly in any manner out of the design, manufacture, delivery, non delivery, purchase, importation, registration, incorporation, ownership, management, chartering, sub-chartering, possession, control, use, operation, condition, maintenance, repair, replacement, refurbishment, modification, overhaul, insurance, sale or other disposal, return or storage of or loss of or damage to the Vessel or otherwise in connection with the Vessel (whether or not in the control or possession of the Charterers) including any and all claims in tort or in contract by a sub-charterer of the Vessel or by the holders of any bills of lading issued by the Charterers or any sub-charterer; and
48.1.2	All Losses suffered or incurred by the Owners which result directly or indirectly from claims which may at any time be made on the ground that any design, article or material of or in the Vessel or the operation or use thereof constitutes or is alleged to constitute an infringement of patent or copyright or registered design or other intellectual property right or any other right whatsoever; and
48.1.3	All Losses suffered or incurred by the Owners in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing the release of the Vessel therefrom; and
48.1.4	All Losses suffered or incurred by the Owners and/or the Owners' Bank with respect to or as a direct result of the presence, escape, seepage, spillage, leaking, discharge or migration from the Vessel of oil or any other hazardous substance, including without limitation, any claims asserted or arising under the US Oil Pollution Act of 1990 or the US Comprehensive Environmental Response Compensation and Liability Act of 1980 (as either may be or have been amended and/or re-enacted from time to time) or similar legislation in any other jurisdiction, regardless of whether or not caused by or within the control of the Charterers and regardless of whether or not caused as a consequence of any deficiencies in the technical condition of the Vessel on the Delivery Date; and
48.1.5	All Losses suffered or incurred by the Owners and/or its respective officers or members of the management board or shareholders or members and/or any Mortgagee and any other Lenders, as a consequence of any violation by the Charterers or any sub-charterer of U.S. law or any other laws pursuant to which the Vessel and/or her trading or operations shall be subject from time to time;
48.2	If, under any applicable law, whether as a result of judgment against the Charterers or the liquidation of the Charterers or for any other reason, any payment to be made by the Charterers under or in connection with this Charter is made or is recovered in a currency other than the currency (the "currency of obligation") in which it is payable pursuant to this Charter then, to the extent that the payment (when converted into the currency of obligation at the rate of exchange on the date for the determination of liabilities permitted by the applicable law) falls short of the amount due under this Charter, the Charterers shall as a separate and independent obligation, fully indemnify the Owners against the amount of the shortfall; and for the purposes of this sub-clause "rate of exchange" means the best rate at which the Owners are able on the relevant date to purchase the currency of obligation with the other currency.
48.3	The indemnities contained in this Clause 48 shall survive any termination or other ending of this Charter and any breach of, or repudiation or alleged repudiation by, the Charterers or the Owners of this Charter, but the indemnities contained in this Clause 48 shall not apply if and to the extent that the relevant cost, charge, expense or Losses arise solely as a result of any fraudulent or willful misconduct, recklessness or gross and culpable negligence of the Indemnified Party claiming such indemnity. All moneys payable by the Charterers under this Clause 48 shall be paid on demand.
49.	CREW
Under no circumstances will the Charterers violate the ISM standard of operation. Further, the Charterers will not employ on the Vessel unlicensed master, officers and crew, holding inferior licenses to their rank and position on the Vessel or holding licenses which are not recognized by the country of the Vessel's registry or by the Vessel's H&M, P & I and other insurers. The Charterers will exercise due diligence in selecting the master and all officers and all crew employed by them from time to time on the Vessel as to their previous records, experience, seamanship and competence, in accordance with prudent commercial judgment and standard seamanship procedure. The Charterers shall also maintain on board the Vessel for use by the master, officers and crew, standard company procedures manual containing approved procedures in respect of discipline, safety, navigation, operation, oil pollution, collision avoidance as well as other matters of master and crew conduct.
50.	TAXES / DUES ETC
Any taxes and/or dues on the Vessel and/or cargo and/or on hire and freights arising out of cargoes carried or ports visited under this charter party shall always be for the Charterers account.
51.	PRIVACY
The terms of this agreement shall be kept private and confidential by the parties save to the extent it is necessary to disclose it to their professional advisors or in circumstances where disclosure is required by law (which for purposes of this provision shall include any Security Exchange Commission requirements) or in respect of legal proceedings. In view of Owners' financing arrangements the Charterers acknowledge that the Owners will need to disclose this Agreement to interested banks other potential third party financiers.
52.	PRIOR CLAIMS
The Charterers hereby undertake to indemnify the Owners against all claims made against the Vessel which have been incurred prior to the Delivery of the Vessel under this Charter.
53.	MOA AND DELIVERY
53.1	The Owners' obligations to charter the Vessel to the Charterers hereunder are conditional upon delivery of the Vessel to the Owners by the Charterers pursuant to the MOA free and clear of any lien or encumbrance.

53.2	Subject to the Vessel being delivered to, and taken over by, the Owners, pursuant to the MOA, the Charterers shall forthwith be deemed to have taken delivery of the Vessel under this Charter simultaneously with delivery by the Charterers pursuant to the MOA.
53.3	The Delivery Date for the purpose of this Charter shall be the date when the Vessel is in fact delivered by the Charterers to the Owners pursuant to the MOA, whether that be before or after the scheduled date under the MOA, and the Owners shall be under no responsibility for any delay whatsoever in delivery of the Vessel to the Charterers under this Charter.
53.4	Without prejudice to the provisions of Clause 53.2 above, the Owners and the Charterers shall on the Delivery Date sign a Protocol of Delivery and Acceptance evidencing delivery of the Vessel hereunder.
54.	CANCELLING
Should the MOA be cancelled or should the Vessel become a Total Loss prior to its delivery under the MOA, this Charter shall be deemed cancelled forthwith.
55.	TERMS OF DELIVERY
55.1	The Charterers acknowledge and agree that the Owners make no condition, term, representation or warranty. express or implied (and whether statutory or otherwise) as to seaworthiness, merchantability, condition, design, operation, performance, capacity or fitness for use of the Vessel or as to the eligibility of the Vessel for any particular trade or operation or any other condition, term, representation or warranty whatsoever, express or implied, with respect to the Vessel. The Charterers expressly agree to accept delivery of the Vessel whether or not the Vessel is seaworthy, in good working order and repair and whether or not subject to any defect or inherent vice, and the Charterers agree, at their own cost, to remedy any defects and inherent vices (even if not known or discoverable at the time of delivery) and to put the Vessel into seaworthy condition and good working order and repair the Vessel to the extent that this is not the case. The Charterers further acknowledge and agree that the Owners make no warranty regarding the Vessel being free and clear of any encumbrance, mortgage, charge, lien, Security Interest or debt of whatsoever nature (together "Liens") other than that it shall be free of any Liens created by the Owners with the exception of Security Interests created pursuant to any financing requirements of the Owners.
55.2	Without prejudice to the provisions of Clause 55.1, the Charterers hereby waive all their rights in respect of any condition, term, representation, or warranty express or implied (and whether statutory or otherwise) on the part of the Owners and all claims against the Owners howsoever the same may arise, and whether already existing or in the future arising, in respect of the Vessel arising out of the operation or performance of the Vessel and the chartering thereof under this Charter (including in respect of the seaworthiness or otherwise of the Vessel) and, in particular and without prejudice to the generality of the foregoing, the Owners shall be under no liability whatsoever and howsoever arising in respect of any losses, costs, charges, expenses, fees, payments, liabilities, penalties, fines, damages or other sanctions of a monetary nature in respect of the injury, death, loss, damage or delay of or to or in connection with any person (which expression includes, but is not limited to, states, governments, municipalities and local authorities) or property whatsoever, whether on board the Vessel or elsewhere, irrespective of whether or when or where such injury, death, loss, damage or delay shall arise or of whether it shall arise as a result of the Vessel not being seaworthy or otherwise or of whether or not the Vessel or any part thereof is in the possession or under the control of the Charterers provided always that nothing in this Clause 55 shall exclude any liability of the Owners for death or personal injury resulting from negligence or for damages as a consequence of the Owners' breach of their obligations under Clause 17(b). However, to the extent that any liability of the Owners for death or personal injury is incurred other than by reason of willful default on the part of the Owners, the Charterers hereby indemnify the Owners in respect of the same.
55.3	The Charterers agree that the Owners shall be under no liability to supply any replacement vessel or any piece or part thereof during any period when the Vessel is unusable and shall not be liable to the Charterers or any other person as a result of the Vessel being unusable.
55.4	Nothing contained in this Clause 55 shall be construed as a waiver of any rights or remedies of the Charterers at law or in equity against the Owners in respect of (a) any fraudulent or willful misconduct of the Owners or (b) any failure on the part of the Owners to comply with any of the terms of this Charter.
56.	CHARTER HIRE
56.1	All payments under this Charter shall be made without any set-off or counterclaim whatsoever and free and clear of and without withholding or deduction for, or an account of, any present or future income, freight, stamp and other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature (collectively "Taxes"). If the Charterers are so required to make any withholding or deduction from any such payment, the sum due from the Charterers in respect of such payment will be increased to the extent necessary to ensure that, after making such withholding or deduction, the Owners receive a net sum equal to the amount which it would have received had no such withholding or deduction been required to be made. The Charterers will promptly deliver to the Owners any receipts, certificates or other proof evidencing the amounts, if any, paid to payable in respect of any such withholding or deduction as aforesaid.
56.2	The Charterers' obligations to pay hire shall, subject to the terms of this Charter, be absolute, irrespective of any contingency whatsoever, including (but not limited to):
56.2.1	any set-off, counterclaim, recoupment, defence, deduction, withholding or other right which the Charterers may have against the Owners or any other person;
56.2.2	any unavailability of the Vessel for any reason, including (but not limited to) Total Loss or any lack or invalidity of title (save where due to an act or omission of Owners unrelated to deficiencies in the title to the Vessel acquired by the Owners from the Seller) or any other defect in the title, condition, design, operation or fitness for use of the Vessel or the ineligibility of the Vessel for any particular trade or for documentation under the laws of any country or any damage to the Vessel;
56.2.3	any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against the Owners unless it affects the Vessel's normal trading or operation.
57.	TERMINATION ON EXERCISE OF CALL OPTION
In the event that the Seller exercises its rights under clause 3 of the Call Option Agreement, the Vessel shall be redelivered to the Owners under this Charter immediately prior to the delivery of the Vessel to the Charterers pursuant to the Call Option Agreement and this Charter shall terminate upon such redelivery.
58.	REDELIVERY
58.1	In the event that the Vessel is redelivered to the Owners under this Charter, Charterers shall procure that that the Vessel shall be redelivered by the Charterers in the condition set out in Appendix "A"(Return Condition).
58.2	Prior to redelivery at the port of redelivery as indicated in Box 16 Charterers shall arrange a redelivery survey, including but not being limited to an underwater survey, to ascertain and report on the condition of the Vessel, all machinery, equipment and coatings and a full inventory of items on board in order to ascertain whether the Vessel conforms with the requirements of Appendix "A" regarding return condition. Charterers shall indemnify Owners for the cost of such survey. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's condition as set out in Appendix "A", then
58.2.1	unless repairs can be carried out afloat to the satisfaction of the Owners upon consultation with the Classification Society, the charterers shall arrange for the Vessel to be drydocked at their expense for inspection by the Owners;
58.2.2	such defects shall be made good by the Charterers at their cost and expense to the satisfaction of the Owners upon consultation with the Classification Society, and
58.2.3	the Charterers shall pay for any attendance by the Vessel's classification society.
58.3	As from the end of the 81st month of the Charter Period, the Owners shall be free to market the Vessel for sale during the remaining Charter Period and the Charterers shall at all reasonable times requested by the Owners facilitate inspection of the Vessel by potential buyers, subject to the requirements of the Vessel's trading schedule;
59.	FEES AND EXPENSES
59.1	Charterers shall fully indemnify Owners in respect of all costs, fees and expenses (including but not limited to legal fees and expenses) reasonably incurred by Owners in connection with the negotiation, preparation and execution of the Charter and the Transaction Documents, the Senior Loan Agreement (save for the costs of Owners' Bank's lawyers), valuation expenses, inspection expenses, insurance reports, the registration of the Vessel under the laws and flag of the Marshall Islands, and the maintenance of such registration. In case of any waiver required under or amendment to the Senior Loan Agreement as a result of any act or omission by the Charterers, the Charterers shall fully indemnify Owners in respect of all costs, fees and expenses (including but not limited to legal fees and expenses) reasonably incurred by Owners in connection with such waiver and/or amendment.
59.2	The Charterers shall pay to the Owners the Upfront Fee and the Commitment Fee as provided in the Fee Letter.
60.	COMMUNICATION
60.1	Except as otherwise provided for in this Charter, all notices or other communications under or in respect of this Charter to either party hereto shall be in writing and shall be made or given to such party at the postal address, e-mail address or facsimile number appearing below (or at such other postal address, e-mail address or facsimile number as such party may hereafter specify for such purposes to the other by notice in writing):-

60.1.1	In the case of the Owners:
Eco Evolution LLC
Majuro, Marshall Islands
c/o Northern Fund Management America, LLC
One Stamford Landing
62 Southfield Avenue, Suite 212
Stamford, CT 06902 U.S.
Attn: Kathleen Furman and Rich Lemanski
Telefax in advance +1 (203) 487-3435
and
John Hartigan (via email)
Northern Shipping fund Management Ireland Ltd
e-mail: JHartigan@northernshippingfunds.com
60.1.2	In the case of the Charterers:
Monte Carlo One Company Limited
Majuro, Marshall Islands
c/o Central Mare Inc
1 Vass. Sofias 151 24
Maroussi
Attn: Andreas M. Louka
Tel +302108128320
Fax +30 2106141272
e-mail: legal@centralmare.com.
60.2	A written notice given by;
60.2.1	post shall be deemed given on the fifth day following posting by pre-paid first class post to the addressee;
60.2.2	facsimile shall be deemed given upon appropriate confirmation by the sender's equipment; and
60.2.3	e-mail shall be deemed given two hours after dispatch.
60.2.4	A notice received on a non-Banking Day or after business hours in the place of receipt shall be deemed to be served on the next following Banking Day in such place.
60.3	All communications and documents delivered pursuant to or otherwise relating to this Charter shall be in English.
61.	CONDITIONS PRECEDENT, EFFECTIVENESS OF THIS CHARTER
61.1	Notwithstanding anything to the contrary in this Charter, the obligations of the Owners under this Charter shall be subject to receipt by the Owners on or prior to the Delivery Date of the following, each in form and substance acceptable to the Owners in its discretion:
61.1.1	the Guarantor's consolidated financial projections for the next seven years, presented on a quarterly basis for the first 12 months and on an annual basis thereafter;
61.1.2	the Approved Management Agreements;

61.1.3	the Stena Weco Time Charter;
61.1.4	a copy of the notice requiring Stena Weco to pay such hire to the Earnings Account.
61.1.5	evidence as the Owners may reasonably require that the Vessel will, as from the Delivery Date, be insured in accordance with the provisions of this Charter and that all requirements of this Charter in respect of such insurances have been complied with;
61.1.6	such corporate documents of the Charterers and the Guarantor as the Owners' legal advisers may require (including but not being limited to powers of attorney, shareholders' resolutions, legal opinions, officer solvency certificates etc.);
61.1.7	all documentation and other information required by bank regulatory authorities under applicable "Know Your Customers", anti-money laundering rules and regulations as well as compliance with all sanction laws, including without limitation OFAC;
61.1.8	such documentation and other evidence as is reasonably required by the Owners to comply with their internal "Know Your Customers" guidelines or other checks in relation to the identity of any person that they are required by any applicable law to carry out in connection with entering into the Transaction Documents;
61.1.9	each Transaction Document duly executed by the parties named therein;
61.1.10	all notices and other documents required to be signed under the Transaction Documents and acknowledgements of such notices duly signed by all addressees of such notices, and (if then available, failing which the same shall be a condition subsequent to be satisfied within fifteen (15) days of the Delivery Date), evidence that all insurance policies have been endorsed with notices of assignment and loss payable clauses in accordance with the terms of the Charterers' Assignments;
61.1.11	an insurance report to be obtained by the Owners from an independent insurance consultant and to be satisfactory to the Owners;
61.1.12	a class confirmation certificate in respect of the Vessel issued by DNV-GL evidencing that the Vessel is confirming that the Vessel is classed with the highest class applicable to vessels of her type with no overdue recommendations or requirements against class;
61.1.13	on the Delivery Date, a copy of the current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates of the Vessel;
61.1.14	such confirmations from the Owners' legal advisers in such jurisdictions as it considers relevant that legal opinions in form and substance acceptable to the Owners will be issued on or following the Delivery Date;
61.1.15	documents establishing that the Vessel will, as from the Delivery Date, be managed by the Approved Manager on terms acceptable to the Owners, together with (i) the Managers' Undertakings in the form attached as Appendix "G" executed by the Approved Managers in favour of the Owners and the Owners' Bank, and (ii) copies of the Approved Manager's Document of Compliance and of the Vessel's Safety Management Certificate and International Ship Security Certificate (together with any details of the applicable safety management system which the Owners require);
61.1.16	such evidence as the Owners may reasonably require that (i) performance and characteristics of the Vessel as proven during sea trials prior her Delivery being consistent with design and contract specifications, (ii) receipt of the Class certificate of conformity with no deficiencies and highest Class notation available for this ship design and (iii) confirmation by Stena Weco that the Vessel will be accepted under the applicable Stena Weco Time Charter;
61.1.17	the written confirmation of the Charterers and the Guarantor that there is no material dispute under any of the Transaction Documents as between the parties to any such document;
61.1.18	confirmation in writing by the Guarantor that (i) no default has occurred and is continuing with respect to any Financial Indebtedness of the Guarantor and (ii) the Guarantor has no knowledge of any commitment for Financial Indebtedness for itself being cancelled or suspended by a creditor thereof as a result of any default;
61.1.19	a copy of any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration or other document, opinion or assurance which the Owners' Bank considers to be necessary or desirable (if the Charterers and/or the Guarantor has been notified accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Documents or for the validity and enforceability of any Transaction Document;
61.1.20	confirmation from the Charterers that no default has occurred and is continuing in respect of the Stena Weco Time Charter;
61.1.21	evidence that the Vessel has been accepted by the charterer under the Stena Weco Time Charter; and
61.2	Notwithstanding anything to the contrary in this Charter and without prejudice to Clause 61.1, this Charter shall not become effective unless each and all of the following conditions precedent are fulfilled:
61.2.1	Execution of this Charter by all the parties thereto;
61.2.2	Execution of the MOA by the parties thereto;
61.2.3	Execution of the Call Option Agreement by the parties thereto;
61.2.4	Confirmation by the Owners' Bank that it is satisfied that performance and characteristics of the Vessel as proven during sea trials prior her Delivery are consistent with design and contract specifications;
61.2.5	The Vessel having been registered in the name of the Owners under the laws of the Approved Flag;
61.2.6	A First Priority Mortgage having been duly filed and recorded with the Approved Flag;
61.2.7	No Event of Default having occurred and continuing unremedied, and no other event having occurred and continuing which with the giving of notice and/or lapse of time would, if not remedied, constitute an Event of Default;
61.2.8	Each of the representations and warranties contained in Clause 43 of this Charter being true and correct in all material respects on the Delivery Date by reference to the facts and circumstances then existing;
61.2.9	The Owners having, through their agents, carried out a full delivery condition survey of the

Vessel and received from those agents a full report of that survey as to the physical condition of the Vessel, its coatings, machinery and equipment and detailed inventory in a form and substance satisfactory to the Owners and if, notwithstanding this condition precedent, Owners deliver the Vessel hereunder without having carried out such survey or without having received such report they shall be entitled to carry out and arrange the same at any time on any scheduled port call, even if this causes interference with the scheduling or operations of the Vessel; and
61.2.10	the Owners' Bank being satisfied that there is no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on the transactions contemplated under the Transaction Documents, the Vessels or any other assets, liabilities, (actual or contingent), operations, condition (financial or otherwise) or prospects of the Guarantor, the Charterers, or Stena Weco.
62.	MISCELLANEOUS
62.1	No term of this Charter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to it other than the Owners' Bank and their respective officers or members of the management board or shareholders or members.
62.2	In the event of any amendment or variation to this Charter, no consent shall be required from any third party expressing to have rights under this Charter.
62.3	If there is any conflict between the terms of the additional clauses and the printed part of this Charter, the terms of the additional clauses shall prevail.
62.4	This Charter and the other Transaction Documents constitute the whole agreement between the parties relating to the subject matter hereof and replace any prior correspondence, documents, agreements, discussions and/or representations in their entirety, save to the extent that additional documentation or information is required by the terms of Transaction Document to be provided by one party or its affiliate to the other party or its affiliate.

EXECUTION PAGE
CHARTERS
)
EXECUTED		)
		)	/s/ Andreas Louka
by	Andreas Louka	)
expressly authorised in accordance with the laws of the Marshall Islands by virtue of a power of attorney granted by Monte Carlo One Shipping Company Limited		) ) ) ) )

OWNERS
)
EXECUTED		)
)
by	John Hartigan As Attorney in Fact	)	/s/ John Hartigan
expressly authorised in accordance with the laws of the Marshall Islands by virtue of a power of attorney granted by Monte Carlo One Shipping Company Limited		) ) ) ) )

RMI SPECIAL AGENT

ACKNOWLEDGED by ___________________________________	) )

APPENDIX "A"
RETURN CONDITION
Upon any redelivery of the Vessel under or pursuant to the Charter, even if on termination of the Charter or on a non-consensual basis, Charterers shall be obliged to ensure that the Vessel is in the condition specified below. In the event that the Vessel is not in such condition when it is returned to, or recovered by Owners then Charterers shall be liable to Owners for an amount equal to the cost of putting the Vessel in such condition, even if Owners elect not to complete such work (the cost of any work required but not actually completed being deemed for these purposes to be the cost estimated by independent ship surveyors appointed by Owners for that purpose).
1)            The Vessel to be staunch and seaworthy
2)            The Vessel and everything on board to be in the same condition as when delivered (as evidenced by Owners' survey referred to in Clauses 7 and Rider Clause 61.2.9 and including all items inventoried at delivery or suitable replacements therefor if broken, damaged or missing), fair wear and tear excepted
3)            The Vessel, her machinery, equipment and coatings shall be free of damage of any sort and Owners shall be entitled to require Charterers to drydock the Vessel at Charterers' expense for the purpose of establishing the condition of the underwater parts and drawing the tail shaft for inspection
4)            All machinery and equipment on board to be in full working order, whether or not subject to fair wear and tear.
5)            All machinery, equipment and coatings to have been maintained in accordance with manufacturers recommendations
6)            A full set of each manufacturer's recommended spares to be delivered on board or ashore for each item of machinery and equipment
7)            The Vessel to be in class free from recommendations with all continuous survey cycles up to date and all class and safety certificates having at least 6 months unexpired.
8)            All class records for the whole period of the Charter to be delivered to Owners together with certified copies of deck and engine log books for three years immediately prior to redelivery of the Vessel.

APPENDIX "B"
GENERAL ASSIGNMENT

APPENDIX "C"
CHARTER ASSIGNMENT

APPENDIX "D"
CHARTERERS' GUARANTEE

APPENDIX "E"
SHARE PLEDGE

APPENDIX "F"
CALL OPTION AGREEMENT

APPENDIX "G"
MANAGERS' UNDERTAKINGS

APPENDIX "H"
FEE LETTER